UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

LOCALSHARES INVESTMENT TRUST

ADDRESS AND PRINCIPAL BUSINESS OFFICE:

618 Church Street, Suite 220

Nashville, Tennessee 37219

TELEPHONE NUMBER:

(615) 327-4776

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Elizabeth S. Courtney

LocalShares Investment Trust

618 Church Street, Suite 220

Nashville, Tennessee 37219

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

Yes  ☒            No  ☐

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Nashville and State of Tennessee on the 28th day of September, 2012.

LocalShares Investment Trust

By:	/s/ Elizabeth S. Courtney
Elizabeth S. Courtney
Trustee

[SEAL]

Attest:	/s/ Kathryn Nelson Fruggiero
(Name)
Notary Public
(Title)